 News Release

AGL Resources reports third quarter 2014 results

•	Adjusted EPS, excluding wholesale services and the sale of Tropical Shipping, of $0.22 for 3Q14 compared to $0.21 for 3Q13

•	3Q14 EPS, excluding the sale of Tropical Shipping, of $0.19, compared to $0.20 in 3Q13

•
3Q14 consolidated GAAP EPS of $(0.06) versus 3Q13 consolidated EPS of $0.21; Sale of Tropical Shipping in 3Q14 generated after-tax cash proceeds and distributions of $225 million; EPS reduction of $0.25 in 3Q14 primarily related to taxes on Tropical Shipping sale

•	9-mos 2014 consolidated GAAP EPS from continuing operations of $3.47 versus $1.84 for the same period last year

•	Expect 2014 earnings per share for continuing operations, excluding wholesale services, of $2.60 to $2.70; continue to expect earnings contribution from wholesale services of $1.60 to $1.75 per share

ATLANTA, November 10, 2014 -- AGL Resources Inc. (NYSE: GAS) today reported third quarter 2014 net income from continuing operations of $23 million, or $0.19 per diluted share, compared to $24 million and diluted EPS of $0.20 in the third quarter of 2013.

For the first nine months of 2014, net income from continuing operations was $414 million, or $3.47 per diluted share, compared to $217 million or $1.84 per diluted share for the first nine months of 2013.

“During the third quarter, we recorded solid financial results across all of our businesses. As we enter the winter heating season, we are once again well-prepared to safely and reliably meet the needs of our customers,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources Inc.  “While we continue to expect strong operational performance for the remainder of the year, we have modified our full-year 2014 earnings per share guidance to reflect accounting changes primarily related to the timing of income recognition for some of our infrastructure replacement programs. Our current expectation is that we will achieve diluted EPS of $2.60 to $2.70 from continuing operations, excluding wholesale services. Our wholesale business remains on track for a record year with an expected EPS contribution of $1.60 to $1.75.”

THIRD QUARTER AND YEAR-TO-DATE EPS THROUGH SEPTEMBER 30

Diluted EPS (1)	3Q14	3Q13	Variance	YTD-14	YTD-13	Variance
Consolidated GAAP	$(0.06)	$0.21	$(0.27)	$2.80	$1.85	$0.95
Continuing operations (2)	0.19	0.20	(0.01)	3.47	1.84	1.63
Adjusted (3)	0.22	0.21	0.01	1.86	1.72	0.14
(1)	All amounts reflect changes resulting from the previously disclosed accounting review related primarily to AGL Resources’ infrastructure replacement programs.
(2)
Excludes discontinued operations, primarily Tropical Shipping, the sale of which resulted in diluted EPS reduction of $0.25 and $0.67, respectively, for the three and nine months ended September 30, 2014.

(3)	Excludes discontinued operations and wholesale services.

The primary drivers of the quarter-over-quarter $0.01 decrease in diluted EPS from continuing operations include:

•
Lower commercial activity at wholesale services of $2 million in the third quarter of 2014, compared to $27 million in the third quarter of 2013 when transportation basis spreads widened in key regions; and

•	Lower margin at midstream operations due to lower contracted firm rates at our storage facilities.

These factors were partially offset by:

•	Increased operating margin at distribution operations as a result of customer growth and increased revenues from regulatory infrastructure programs;
•	Lower depreciation expense at Nicor Gas related to the revised composite depreciation rate that became effective August 30, 2013;
•	A $3 million gain in 2014 from final payment of the re-negotiated earn-out provision related to the Compass Energy sale in 2013; and
•	Mark-to-market hedge losses for the third quarter in 2013.

The primary drivers of the year-over-year increase in diluted EPS from continuing operations include:

•
Commercial activity at wholesale services of $412 million during the first nine months of 2014, compared to $79 million in the first nine months of 2013 (driven by transportation and storage positions, particularly in the Northeast and Midwest regions in the first half of 2014);

•
Significantly colder-than-normal weather, as well as weather that was colder than in the comparable prior-year period, in first half of 2014, which resulted in additional margin of $23 million (net of higher weather-related expenses) year-over-year;

•	Lower depreciation expense at Nicor Gas related to the revised composite depreciation rate that became effective August 30, 2013; and
•	The acquisition of retail service contracts at the end of January 2013 and retail energy customers in June 2013.

These factors were partially offset by:

•
Mark-to-market accounting hedge losses, net of inventory adjustments, at wholesale services that were $15 million higher year-over-year, with partial offset to be recognized over the remainder of 2014;

•	Higher incentive compensation expense primarily related to record earnings at wholesale services;
•	Increased bad debt reserves, legal reserves and marketing costs at retail operations;
•	Lower margin at midstream operations due to a retained fuel true-up at one of the company’s storage facilities, as well as lower contracted rates at Jefferson Island and Central Valley storage; and
•	A decrease in other income, primarily related to the sale of Compass Energy in May 2013.

EBIT RESULTS BY SEGMENT FOR CONTINUING OPERATIONS THROUGH SEPTEMBER 30 (1)

In millions	3Q14	3Q13	Variance	YTD-14	YTD-13	Variance
Distribution operations	$89	$77	$12	$428	$387	$41
Retail operations (2)	5	6	(1)	102	86	16
Wholesale services (3)	(7)	(2)	(5)	308	24	284
Midstream operations	(4)	(1)	(3)	(14)	1	(15)
Other (4)	(2)	(3)	1	(7)	(7)	-
(1)	All amounts reflect changes resulting from the previously disclosed accounting review related primarily to AGL Resources’ infrastructure replacement programs.
(2)	Before minority interest of $14 million for YTD 2014 and $11 million for YTD 2013.
(3)	3Q14 EBIT includes $3 million related to the earn-out provision related to the sale of Compass Energy in 2013; YTD 2013 EBIT includes an $11 million gain on the sale of Compass.
(4)	Includes investment in Triton, which was formerly reported in the cargo shipping segment before the rest of that segment was classified as discontinued operations.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•
Interest expense for the third quarter of 2014 was $44 million, an increase of $7 million compared to the third quarter of 2013. Interest expense for the first nine months of 2014 was $135 million, an increase of $9 million compared to the first nine months of 2013 mainly due to the issuance of long-term debt in May 2013.

•
Income tax expense from continuing operations for the third quarter of 2014 was $14 million compared to $16 million in the third quarter of 2013 due to lower earnings for the quarter relative to the prior year.  Income tax expense from continuing operations for the first nine months of 2014 was $254 million compared to $137 million for the first nine months of 2013, due to higher earnings relative to the prior year.

•
The sale of Tropical Shipping resulted in income tax expenses of $29 million and $61 million, respectively, for the three and nine months ended September 30, 2014 primarily related to that portion of cumulative foreign earnings for which tax liabilities had not previously been recorded and for taxes related to the sale.

•
Net income attributable to minority interest for the first nine months of 2014 was $14 million, compared to $11 million for the first nine months of 2013. This reflects the 15% share earnings attributable to our SouthStar Energy Services joint venture partner (Piedmont Natural Gas).

REVISION OF PRIOR PERIODS

During the third quarter of 2014, the company reviewed and updated its application of accounting guidance primarily related to the timing of non-cash revenue recognition associated with its Georgia infrastructure replacement programs. As a result, in accordance with accounting standards, the company has revised its prior period financial statements to reflect these adjustments. This resulted in a $0.10 decrease in earnings per share, or a $12 million decrease in net income from continuing operations, for the first six months of 2014. For further details on these adjustments, including the impact to prior periods, please see Note 13 in the Form 10-Q for the period ended September 30, 2014 and Note 15 in the Form 10-K/A for the year ended December 31, 2013.

As previously disclosed, the change in accounting treatment does not affect the company’s previously-reported operating cash flows, nor is it expected to impact capital expenditure plans or dividend payments. The company’s infrastructure replacement programs are expected to generate the same levels of return as previously communicated, as all amounts will be recovered in accordance with allowed recovery mechanisms. The accounting adjustments relate only to the timing of recognition and do not impact rates charged to customers.

EARNINGS GUIDANCE

AGL Resources diluted earnings per share for 2014, excluding wholesale services, is expected to be in the range of $2.60 to $2.70 per share. The reduction to full year EPS from the prior guidance of $2.80 to $2.90 is the result of changes in accounting methodology primarily related to the company’s infrastructure replacement programs, as described above. The company continues to expect the full year 2014 GAAP EPS contribution from the wholesale services segment to be between $1.60 and $1.75, excluding the impacts of mark-to-market accounting over the remainder of the year.

Unanticipated changes in events and circumstances could materially impact earnings, and could result in earnings for 2014 significantly above or below this guidance range. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

The company will hold a conference call on November 10, 2014 at 9 a.m. ET to discuss our third quarter results. The conference call will be webcast and can be accessed via the Investor Relations section of the company’s website (www.aglresources.com). Participants also may listen via telephone by dialing 866.270.6057 if calling from the U.S., or 617.213.8891 if dialing from outside of the U.S. (Passcode: 91532410). For participants on the telephone, please place your call ten minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 10740225).

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, statements regarding financial results for 2014 and prior years; the timing, results and impact of the recent accounting adjustments; the timing and levels of return on our infrastructure replacement programs; and our 2014 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; the impact of any material weakness on our internal control over financial reporting; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of new and proposed legislation in Illinois; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes the impact of our wholesale services segment and our discontinued operations. The company believes presenting EPS excluding wholesale services provides investors with an additional measure of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. In addition, income (loss) related to the sale of Tropical Shipping are reflected as discontinued operations, and the company believes excluding the impacts of discontinued operations provides a more accurate view of earnings from continuing operations. Details related to these adjustments are included in the management discussion and analysis section of our Annual Report on Form 10-K as well as within our Quarterly Reports on Form 10-Q.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this release and available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

Contacts:

Financial
Sarah M. Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com

AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended September 30,			Nine months ended September 30,
In millions, except per share amounts	2014	2013	Fav/(Unfav)	2014	2013	Fav/(Unfav)
Operating revenues (includes revenue taxes of $9 and $103 for the three and nine months in 2014 and $9 and $83 for the three and nine months in 2013)	$589	$574	$15	$3,940	$2,991	$949
Operating expenses
Cost of goods sold	198	174	(24)	2,000	1,447	(553)
Operation and maintenance	193	199	6	693	634	(59)
Depreciation and amortization	93	104	11	281	309	28
Taxes other than income taxes	30	27	(3)	160	139	(21)
Total operating expenses	514	504	(10)	3,134	2,529	(605)
Gain on disposition of assets	3	-	3	3	11	(8)
Operating income	78	70	8	809	473	336
Other income	3	7	(4)	8	18	(10)
Interest expense, net	(44)	(37)	(7)	(135)	(126)	(9)
Income before income taxes	37	40	(3)	682	365	317
Income tax expense	14	16	2	254	137	(117)
Income from continuing operations	23	24	(1)	428	228	200
(Loss) income from discontinued operations, net of tax	(31)	1	(32)	(80)	1	(81)
Net (loss) income	(8)	25	(33)	348	229	119
Less net income attributable to the noncontrolling interest	-	-	-	14	11	3
Net (loss) income attributable to AGL Resources Inc.	$(8)	$25	$(33)	$334	$218	$116

Basic earnings (loss) per common share
Continuing operations	$0.19	$0.20	$(0.01)	$3.48	$1.85	$1.63
Discontinued operations	(0.25)	0.01	(0.26)	(0.67)	0.01	(0.68)
Basic (loss) earnings per common share attributable to AGL Resources Inc. common shareholders	$(0.06)	$0.21	$(0.27)	$2.81	$1.86	$0.95
Diluted earnings (loss) per common share
Continuing operations	$0.19	$0.20	$(0.01)	$3.47	$1.84	$1.63
Discontinued operations	(0.25)	0.01	(0.26)	(0.67)	0.01	(0.68)
Diluted (loss) earnings per common share attributable to AGL Resources Inc. common shareholders	$(0.06)	$0.21	$(0.27)	$2.80	$1.85	$0.95
Weighted average shares outstanding
Basic	119.0	118.2	0.8	118.8	117.8	1.00
Diluted	119.4	118.5	0.9	119.2	118.1	1.10

AGL Resources Inc.
Reconciliation of Earnings (loss) per Share to Adjusted Earnings per Share
 (Unaudited)

Adjusted to exclude wholesale services and discontinued operations:
	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Basic (loss) earnings per share - consolidated	$(0.06)	$0.21	$2.81	$1.86
Less: Wholesale services (per share)	(0.03)	(0.01)	1.61	0.12
Less: Discontinued operations (per share)	(0.25)	0.01	(0.67)	0.01
Basic earnings per share – adjusted for wholesale services and discontinued operations	$0.22	$0.21	$1.87	$1.73

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Diluted (loss) earnings per share - consolidated	$(0.06)	$0.21	$2.80	$1.85
Less: Wholesale services (per share)	(0.03)	(0.01)	1.61	0.12
Less: Discontinued operations (per share)	(0.25)	0.01	(0.67)	0.01
Diluted earnings per share – adjusted for wholesale services and discontinued operations	$0.22	$0.21	$1.86	$1.72